SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

ELECTRO RENT CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: ____________________
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(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ___________________________

(4)	Proposed maximum aggregate value of transaction: __________________________________
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☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid: ____________________________________________________________
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(4) Date Filed: _______________________________________________________________________

ELECTRO RENT CORPORATION
6060 Sepulveda Boulevard
Van Nuys, California 91411-2512

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 8, 2014

DEAR SHAREHOLDERS:
You are cordially invited to attend the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of ELECTRO RENT CORPORATION to be held on Wednesday, October 8, 2014, at 10:00 a.m., local time, at our offices, located at 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512. At the meeting, we will:
1. Elect each of Nancy Y. Bekavac, Karen J. Curtin, Daniel Greenberg, Joseph J. Kearns, James S. Pignatelli and Theodore E. Guth to serve as members of our board of directors until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.
2. Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm.
3. Vote on an advisory, non-binding resolution regarding executive compensation.
4. Transact and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Shareholders of record at the close of business on August 11, 2014 are entitled to vote at the Annual Meeting. We urge you to vote your shares promptly by signing, dating and marking the enclosed proxy. You have the right to revoke your proxy before it is exercised by giving us written notice any time before the Annual Meeting.
All shareholders are cordially invited to attend the Annual Meeting in person. In any event, please mark, date, sign and return the enclosed proxy.

By Order of the Board of Directors

Meryl D. Evans, Secretary

DATED: September 10, 2014

Your vote is important, whether or not you expect to attend the Annual Meeting; please mark, date, sign and return promptly the enclosed proxy in the stamped return envelope provided. Your prompt return of the proxy will help avoid the additional expense of further solicitation to assure a quorum at the meeting.

The Annual Meeting is on October 8, 2014. Please return your proxy in time.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 8, 2014:
Our Proxy Statement, Annual Report on Form 10-K, and form of proxy are available on the Internet on our corporate website at http://www.electrorent.com/er/financial/proxy.aspx.

ELECTRO RENT CORPORATION
6060 Sepulveda Boulevard Van Nuys, California 91411-2512

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, OCTOBER 8, 2014

INTRODUCTION

Unless otherwise noted (1) the terms “we,” “us,” and “our,” refer to Electro Rent Corporation and its subsidiaries, (2) the terms “Common Stock” and “shareholder(s)” refer to Electro Rent’s common stock and the holders of that stock, respectively, and (3) the term “Board” refers to our Board of Directors.
We are furnishing this Proxy Statement to you in connection with the solicitation of proxies by and on behalf of our Board for use in connection with our annual meeting of shareholders to be held on October 8, 2014, and any adjournments or postponements thereof (our “Annual Meeting”). We will hold our Annual Meeting at our offices, located at 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512, on Wednesday, October 8, 2014 at 10:00 a.m., local time. At our Annual Meeting, shareholders will be asked to consider and vote upon the following proposals:

•	The election of six directors to serve as members of our Board until the next annual meeting of shareholders or until their successors are elected;

•	The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm;

•	A non-binding, advisory resolution regarding executive compensation; and

•	The transaction of such other business as may properly come before our Annual Meeting.
We are first mailing this Proxy Statement and the accompanying form of proxy to shareholders on or about September 10, 2014.

INFORMATION CONCERNING SOLICITATION AND VOTING
Record Date; Quorum; Voting Rights; Votes Required for Approval; Revocation of Proxies
Our Board has fixed the close of business on August 11, 2014 as the record date for determining the shareholders entitled to receive notice of and to vote at our Annual Meeting. Only shareholders of record as of the close of business on the record date will be entitled to vote at our Annual Meeting. Holders of a majority of the issued and outstanding shares of Common Stock as of the record date, present in person or by proxy, will constitute a quorum for the transaction of business at our Annual Meeting.
As of August 11, 2014, the record date, there were 24,008,489 shares of Common Stock issued and outstanding. Each share is entitled to one vote. However, every shareholder entitled to vote for the election of directors has the right to cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected (six) multiplied by the number of votes to which such shareholder’s shares are entitled, or to distribute such shareholder’s votes on the same principle among as many candidates as the shareholder thinks fit. No shareholder shall be entitled to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting, and any shareholder has given notice at our Annual Meeting, prior to the voting, of such shareholder’s intention to cumulate votes. The proxy holders are given discretionary authority, under the terms of the proxy, to cumulate votes represented by shares for which they are named in the proxy. In electing directors, the six candidates receiving the highest number of affirmative votes shall be elected. Abstentions and broker non-votes will have no effect on the outcome of this vote.
With respect to Proposal No. 2 of this Proxy Statement (ratification of Deloitte & Touche LLP as our independent registered public accounting firm), the affirmative vote of both (a) a majority of the shares of Common Stock represented and voting at the Annual Meeting and (b) a majority of the quorum are required for ratification of the independent auditors. Abstentions and broker non-votes will have no effect on the outcome of this vote unless such shares are necessary to satisfy the quorum requirement, in which case abstentions and broker non-votes will have the effect of a vote against the proposal.

With respect to Proposal No. 3 (the advisory vote regarding executive compensation) of this Proxy Statement, because the vote is advisory, it will not be binding upon us or the Board. However, if there is a significant vote against Proposal No. 3, we will consider our shareholders’ concerns, and the Compensation Committee and Board will evaluate whether any actions are necessary to address those concerns. Abstentions and broker non-votes will have no effect on the outcome of the votes on Proposal No. 3.
All shares represented by valid proxies that we receive before our Annual Meeting will be voted at our Annual Meeting as specified in the proxy, unless the proxy has been previously revoked. If no specification is made on a proxy with respect to a proposal, then the related shares will be voted “FOR” that proposal. Unless you indicate otherwise, your proxy card also will confer discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at our Annual Meeting.
If your shares of Common Stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of Common Stock voted. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, then your shares will be voted as you direct. If you do not give instructions, then your broker (a) may vote your shares in the broker’s discretion on Proposal No. 2 (ratification of Deloitte & Touche LLP as our independent registered public accounting firm) and (b) may not vote your shares on Proposal No. 3 (the advisory vote regarding executive compensation).
If you own your shares in street name through a broker and plan to vote your shares at the Annual Meeting, you will need to obtain a legal proxy from your broker or bank and bring that legal proxy to the meeting. Please note that if you own shares in street name and request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person.
You have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to our Secretary by mail or by facsimile, by submitting a subsequent later-dated proxy or by voting in person at our Annual Meeting.
Solicitation of Proxies; Cost of Solicitation
We will bear the cost of solicitation of proxies, including expenses of printing, assembling and mailing this Proxy Statement. We intend to solicit proxies primarily by mail. However, in addition to the use of the mails, our directors, officers or regular employees may solicit proxies without additional compensation, except for reimbursement of actual expenses. They may do so using the mails, in person, by telephone, by facsimile transmission or by other means of electronic communication. We may also arrange with brokerage firms and custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Common Stock held of record by such persons as of the record date. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending these proxy materials to, and obtaining instructions from, beneficial owners.
Recommendations of our Board
Our Board unanimously recommends that you vote:

•	“FOR” each of the nominees to be elected to our Board;

•	“FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm; and

•	“FOR” the approval on an advisory basis of our executive compensation.
If you sign and return your proxy but do not give voting instructions, then your shares will be voted as recommended by our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth as of August 11, 2014, the record date, the holdings (i) by each person who we know owns 5% or more of our Common Stock, (ii) by each of our directors, (iii) by each person named in the summary compensation table, and (iv) by all directors and executive officers as a group. We have relied upon information provided to us by our directors and executive officers and copies of documents sent to us that have been filed with the Securities and Exchange Commission (“SEC”) by others for purposes of determining the number of shares each person beneficially owns. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Common Stock
Name and Address [1] of Owner	Number of Shares [2]	Percent of Class [2]
Daniel Greenberg [3]	4,600,434	19.16%
Steven Markheim	233,770	*
Craig R. Jones	97,089	*
Herb F. Ostenberg	19,087	*
Nancy Y. Bekavac	38,170	*
James S. Pignatelli	28,800	*
Karen J. Curtin	32,140	*
Joseph J. Kearns	22,172	*
Theodore E. Guth	10,848	*
Total Executive Officers and Directors	5,082,510	21.17%
T. Rowe Price and Associates, Inc. [4]	3,888,280	16.20%
100 East Pratt Street
Baltimore, Maryland 21202
Dimensional Fund Advisors LP [5]	1,813,156	7.55%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
Phillip Greenberg [6]	2,335,573	9.73%
-----------------------------
* Less than 1%

[1]	The address of each shareholder is 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512 unless otherwise set forth in the table.

[2]
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after August 11, 2014. These shares are deemed outstanding for purposes of computing the percentage of outstanding shares held by each person or group on that date, but are not deemed outstanding for computing the percentage ownership of any other person. The number of shares in this table includes restricted stock units that are currently vested or that will become vested within 60 days after August 11, 2014: Mr. Markheim, 90,780; Mr. Jones, 48,912; Mr. Ostenberg, 19,087; 11,969 for each of Ms. Bekavac, Ms. Curtin, Mr. Kearns, Mr. Pignatelli; and 8,348 for Mr. Guth. See “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Components” and “Director Compensation” for a description of the terms of the restricted stock units.

[3]	The number of shares reflected in the table includes 650,434 shares held by the Greenberg Foundation, which Daniel Greenberg has the right to vote, but as to which he disclaims beneficial ownership.

[4]
Based on information filed in their joint Schedule 13G/A on February 10, 2014, on behalf of each of T. Rowe Price Associates, Inc., a Maryland corporation, and an investment adviser registered under the Investment Advisers Act of 1940, and T. Rowe Price Small-Cap Value Fund, Inc., a Maryland corporation, T. Rowe Price Associates, Inc. has sole voting power with respect to 1,153,970 shares and sole dispositive power with respect to 3,888,280 shares. T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 2,123,900 shares, but does not have sole or shared dispositive power with respect to any shares.

[5]
Based on information contained in its Schedule 13G/A filed on February 10, 2014, Dimensional Fund Advisors LP, an investment adviser registered under the Investment Advisers Act of 1940, has sole voting power with respect to 1,745,059 shares and sole dispositive power with respect to 1,813,156 shares.

[6]	In his Schedule 13G/A filed on January 25, 2010, Phillip Greenberg reported sole voting and dispositive power with respect to 2,335,573 shares.

PROPOSAL 1

ELECTION OF DIRECTORS
Our Board has nominated the following six persons as directors to serve until our 2015 annual meeting of shareholders and until their successors have been duly elected and qualified. Our Board of Directors currently consists of six directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.
Our Board has determined that each nominee, except Mr. Greenberg (our Chief Executive Officer), is independent as defined by the applicable rules and regulations of the NASDAQ Stock Market (“NASDAQ”). Each of our Board members was nominated based on the assessment of our Nominating and Corporate Governance Committee (our “Nominating Committee”) and our Board that the nominees (a) have demonstrated an ability to make meaningful contributions to the oversight of our business and affairs, (b) have a reputation for honesty and ethical conduct in their personal and professional activities and (c) share extensive business experience and strong communication and analytical skills. Our Board seeks, and consists of, persons whose diversity of skills, experience and background are complementary to those of our other Board members. Each of the nominees is currently one of our directors. None of the nominees is related by blood, marriage or adoption to any other of our nominees or our executive officers. The six nominees receiving the greatest number of votes at the Annual Meeting will be elected to the six director positions. Our Board recommends that you vote FOR each of the nominees listed below.
Unless otherwise instructed, the proxy holders will vote the proxies received by them for these six nominees. If any nominee is unable or declines to serve as director at the time of our Annual Meeting, the proxies will be voted for any nominee who is designated by our present Board to fill the vacancy.

Name	Age

Nancy Y. Bekavac	67
Karen J. Curtin, Lead Director	59
Daniel Greenberg	73
Joseph J. Kearns	72
James S. Pignatelli	70
Theodore E. Guth	60

Nancy Y. Bekavac has served on our Board since 1992. From 1990 until her retirement in 2007, she served as president of Scripps College. From 1988 to 1990, Ms. Bekavac was Counselor to the President of Dartmouth College. From 1985 to 1988, she worked with the Thomas J. Watson Foundation. From 1974 to 1988, she was a lawyer at the law firm of Munger, Tolles & Olson after clerking with the United States Court of Appeals for the District of Columbia from 1973 to 1974. Ms. Bekavac serves on the board of the Seaver Foundation and First Marblehead Corporation. Ms. Bekavac is a graduate of Swarthmore College and holds a J.D. from Yale Law School. Ms. Bekavac was nominated as a result of her extensive senior leadership skills and legal expertise.
Karen J. Curtin has served on our Board since 2004, and was appointed as our Lead Director in April 2009. Since 2010, Ms. Curtin has been a private investor. She was a Venture Partner in Paradigm Capital Ltd. from 2005 to 2010. From 2004 until 2005, Ms. Curtin was a Principal in Dulcinea Ventures, a startup venture capital fund. From 1998 to 2002, Ms. Curtin was Executive Vice President for Bank of America. Prior to that time she was manager of Bank of America’s Leasing and Transportation Divisions and of predecessor Continental Bank’s Leasing Division. Ms. Curtin holds a B.A. from Newcomb College of Tulane University and an M.A. from Columbia University School of International Affairs. Ms. Curtin was nominated as a result of her financial and business management expertise as well as her experience related to our industry.
Daniel Greenberg has served on our Board since 1976 and has been Chairman of our Board and Chief Executive Officer since 1979. Previously, he was President and Chief Executive Officer of Telecor, Inc., our former parent company. Prior to joining Telecor, he was a staff attorney with the State of California Department of Water Resources. Mr. Greenberg serves on the board of trustees of Reed College and The Broad Stage. Mr. Greenberg holds a B.A. from Reed College and a J.D. from the University of Chicago Law School. Mr. Greenberg was nominated as a result of his 35 years as our Chief Executive Officer and Chairman of the Board. Mr. Greenberg brings extensive industry experience and leadership to our board.
Joseph J. Kearns has served on our Board since 1988. Since January 1998, Mr. Kearns has served as President of Kearns & Associates LLC, which specializes in investment consulting for high net worth clients and family foundations. Mr. Kearns is also a part time lecturer on investment management at the Anderson School of Business at UCLA. He served as Vice-President and Chief Financial Officer/Chief Investment Officer of the J. Paul Getty Trust from May 1982 to January 1999. Before joining the Trust, he worked for nearly 20 years for Pacific Telephone, where he served as Financial Manager-Pension Funds and various other financial, accounting and data systems positions. He is a director of the Morgan Stanley Funds and the Ford Family Foundation and is a trustee of Mount Saint Mary’s College. Mr. Kearns holds a B.A. in mathematics from California State University, Sacramento and an M.A. in statistics from Stanford University. He also completed the Williams College Program for Executives. Mr. Kearns was nominated as a result of his extensive finance experience, including his role as a chief financial officer and his many other financial management positions, as well as his related experience serving as the Audit Committee Chairman of the Morgan Stanley Funds since 1997. He also brings strategic insight through his many years of strategic investing, and our Board has unanimously determined that he qualifies as an “audit committee financial expert” under SEC rules and regulations.
James S. Pignatelli has served on our Board since 2002. Since July 1998 until his retirement in January 2009, Mr. Pignatelli was Chairman of the Board, Chief Executive Officer and President of Unisource Energy Corporation, an electric utility holding company, and Chairman of the Board, Chief Executive Officer and President of Tucson Electric Power Company, its principal subsidiary. Previously he served those companies as Senior Vice President and Chief Operating Officer. Mr. Pignatelli serves on the Board of Directors of Altos Hornos de Mexico and Blue Cross-Blue Shield of Arizona. Mr. Pignatelli holds a B.A. in accounting from Claremont Men’s College and a J.D. from the University of San Diego. Mr. Pignatelli was nominated as a result of his experience leading a publicly traded corporation as well as his service on public company boards.
Theodore E. Guth has served on our Board since January 2011. Mr. Guth is currently Chief Financial Officer of Douglas Emmett, Inc., a real estate investment trust. Previously, Mr. Guth was a partner and held various management positions at the law firms of Manatt, Phelps & Phillips LLP (from 2007 to 2010), Guth/Christopher LLP (from 1997 to 2007) and Irell & Manella LLP. He also served as President of Dabney/Resnick, Inc. (now Imperial Capital), an investment banking and brokerage firm specializing in distressed debt and special situations, and as a full-time professor at the UCLA School of Law. Mr. Guth earned a B.S. from the University of Notre Dame in 1975 and a J.D. from the Yale School of Law in 1978. Mr. Guth was nominated as a result of his intimate familiarity with all aspects of our business, knowledge he has gained serving as our lead counsel in the areas of mergers and acquisitions and securities law from 2001 to 2011.

BOARD, COMMITTEES AND CORPORATE GOVERNANCE
Our Board held a total of four meetings during fiscal 2014 and acted five times by written consent. All of our directors are expected to attend each meeting of our Board and the committees on which they serve and are encouraged to attend annual shareholder meetings, to the extent reasonably possible. All directors attended more than 75% of the aggregate of the meetings of our Board and committees on which they served in fiscal 2014 held during the period in which they served as directors. All of the directors attended our 2013 annual meeting of shareholders. Our Board has designated an Audit Committee, Nominating Committee and Compensation Committee. The charter of each of these committees is posted on our corporate website at http://www.electrorent.com/er/financials/governance.aspx.
Audit Committee
Audit Committee Duties. Our Audit Committee’s primary function is to review the financial information to be provided to our shareholders and others, the financial reporting process, the system of internal controls, the independent auditors’ independence, the audit process and our process for monitoring compliance with laws and regulations. Under our Audit Committee charter, our Audit Committee is solely responsible for:

•	Selecting, retaining and overseeing our independent auditors and approving their fees and engagement terms;

•	Resolving any disagreement between our independent auditors and our management; and

•	Pre-approving all audit and non-audit services performed by our independent auditors, subject to a de minimis exception.
Audit Committee Membership. The members of our Audit Committee are Joseph J. Kearns, Chairman, James S. Pignatelli and Karen J. Curtin. Our Board has affirmatively determined that each member of our Audit Committee is “independent,” under the listing requirements for NASDAQ and under SEC rules and regulations. Our Board has determined that the Chair of our Audit Committee, Mr. Kearns, is an “audit committee financial expert” under the rules of the SEC, and that each of the other members of our Audit Committee is financially literate.
Audit Committee Meetings in Fiscal 2014. Our Audit Committee met five times and acted once by written consent during fiscal 2014.

Nominating and Corporate Governance Committee
Nominating Committee Duties. Our Nominating Committee is responsible for overseeing and, as appropriate, making recommendations to the Board regarding membership and constitution of our Board and its role in overseeing our affairs. Our Nominating Committee manages the process for evaluating the performance of our Board and for nominating candidates (including current Board members) at the time for election by the shareholders after considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of existing Board members to be re-nominated. As appropriate, our Nominating Committee reviews director compensation levels and practices, and recommends, from time to time, changes in such compensation levels and practices to our Board. Our Nominating Committee also:

•	reviews the definition of independent director;

•	investigates potential conflicts of interest and related party transactions;

•	recommends committee assignments; and

•	reviews our Code of Business Conduct and Ethics, corporate governance guidelines and committee charters.
Nomination Process. On at least an annual basis, our Nominating Committee reviews with our Board whether it believes our Board would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If our Board determines that a new member would be beneficial, our Nominating Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including nominees by shareholders), are reviewed under the same process. Our Nominating Committee (or its chairperson) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Nominating Committee members, other members of our Board and senior members of management. Upon completion of these interviews and other due diligence, our Nominating Committee may recommend to our Board the election or nomination of a candidate.
Candidates for independent Board members have typically been found through recommendations from directors or others associated with us. Our Nominating Committee will consider nominations for directors from shareholders. Such nominations should be sent to our Secretary and include the name and qualifications of the nominee. All such recommendations will be brought to the attention of our Nominating Committee. The slate of directors included in this Proxy Statement was selected and recommended by our Nominating Committee and approved by our Board.
Our Nominating Committee has no predefined minimum criteria for selecting Board nominees although it believes that all Board nominees must demonstrate an ability to make meaningful contributions to the oversight of our business and affairs and also must have a reputation for honesty and ethical conduct in their personal and professional activities. The Nominating Committee also believes that all directors should share qualities such as independence; relevant, non-competitive experience; and strong communication and analytical skills. In any given search, our Nominating Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. Our Nominating Committee believes that it is necessary for at least one independent Board member to possess financial expertise. However, during any search, our Nominating Committee reserves the right to modify its stated search criteria for exceptional candidates. Our Nominating Committee does not have a formal policy with respect to diversity; however, our Board and our Nominating Committee believe that it is important that we have Board members whose diversity of skills, experience and background are complementary to those of our other Board members. In considering candidates for our Board, the Nominating Committee considers the entirety of each candidate’s credentials. We believe that all of the nominees for election to our Board meet the minimum requirements and general considerations outlined above.
Nominating Committee Membership. All of the Board members, except Messrs. Greenberg and Guth serve as members of our Nominating Committee. The Chair of our Nominating Committee is Ms. Bekavac. Our Board has determined that each member of our Nominating Committee is an independent director under the listing standards of NASDAQ.
Nominating Committee Meetings in Fiscal 2014. Our Nominating Committee met six times during fiscal 2014.
Compensation Committee
Compensation Committee Duties. The Compensation Committee is generally responsible for overseeing and, as appropriate, determining the annual salaries and other compensation of our executive officers and our general employee compensation and other policies, providing assistance and recommendations with respect to our compensation policies and practices, and assisting with the administration of our compensation plans. Among other things, the Compensation Committee will specifically:

•	review and approve the corporate goals and objectives for our Chief Executive Officer and set our Chief Executive Officer’s compensation;

•	review and approve the evaluation process and compensation structure for our other executive officers and approve their compensation;

•	review the performance of our executive officers, including our Chief Executive Officer;

•	review and approve employment, severance or termination agreements with our executive officers;

•	oversee our policies relating to compensation of our employees; and

•
as appropriate, approve grants of equity incentives, including stock options and restricted stock units, to our employees, and make recommendations to our Board with respect to incentive compensation plans and equity-based plans and administer those plans that include our officers.

The Compensation Committee charter does not provide for the delegation of the Compensation Committee’s duties to any other person.
Compensation Committee Membership. All of our Board members, except Mr. Greenberg, serve as members of the Compensation Committee. The Chair of the Compensation Committee is Mr. Guth. Our Board has determined that each member of the Compensation Committee is an independent director under the listing standards of NASDAQ.
Compensation Committee Meetings in Fiscal 2014. The Compensation Committee met three times and acted twice by written consent during fiscal 2014.
Board Leadership Structure and Role in Risk Oversight
Our Board currently does not separate the role of Chairman of the Board from the role of our Chief Executive Officer. Our Board believes that this gives us the benefits of the experience and knowledge of our Chief Executive Officer, who has been overseeing our operations for over 35 years. Karen J. Curtin, who is an independent director (under NASDAQ listing standards), is our lead director. The lead director of the Board is chosen by the independent directors of the Board, and has the general responsibility to preside at all meetings of the Board when the Chairman is not present and during executive sessions of the independent directors, as well as to assist in developing agendas for meetings of the Board. Ms. Curtin has served as our lead director since April 2009. We believe that having a lead independent director provides additional oversight over the decisions of our management and places additional control in the hands of our independent directors. Our Board believes that this structure combines experience and accountability with effective oversight.
Each committee of our Board is responsible for evaluating certain risks and overseeing the management of such risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees the process by which our senior management and the relevant departments assess and manage our exposure to, and management of, financial risks as well as potential conflicts of interest. Our Nominating Committee manages risks associated with the independence of our Board. Our entire Board is regularly informed about these risks, oversees the management of these risks and regularly reviews information regarding our operations and finances as well as our strategic direction.
Mandatory Retirement Policy
The Board has adopted a standard retirement age of 75 for the non-employee members of the Board. It is the general policy of the Board that it will not appoint to the Board or nominate for election to the Board any candidate who has attained an age of 75 or older on the date of such appointment or nomination.
Indemnification Agreements
We have entered into Indemnification Agreements with each of our directors and officers. These Agreements require us to indemnify our officers and directors to the fullest extent permitted under California law against expenses and, in certain cases, judgments, settlements or other payments incurred by the officer or director in suits brought by us, derivative actions brought by shareholders and suits brought by other third parties related to the officer’s or director’s service to us.

Communications to the Board
Shareholders may contact any of our directors by writing to them c/o Electro Rent Corporation, attention: Company Secretary, 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512. Shareholders and employees who wish to contact our Board or any member of our Audit Committee to report questionable accounting or auditing matters may do so anonymously by using the address above and designating the communication as “confidential.” Alternatively, concerns may be reported to the following e-mail address: “auditcom@electrorent.com.” This e-mail address is a special e-mailbox to report concerns to the appropriate persons for proper handling. Communications raising safety, security or privacy concerns, or matters that are otherwise improper, will be addressed in an appropriate manner.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer and principal financial officer (“Code of Ethics”). The Code of Ethics is designed to promote honest and ethical conduct, full, fair, accurate and timely public disclosure, compliance with all applicable laws, and prompt internal reporting of violations of the Code of Ethics to a person identified therein. Shareholders may obtain a copy of our Code of Ethics without charge. Requests should be addressed to our principal office, attention: Meryl D. Evans, Secretary. Our Code of Ethics can be found on our website at http://www.electrorent.com/er/financials/governance.aspx. We intend to post any waivers from any provision of our Code of Ethics that apply to our principal executive officer or principal financial officer by posting that information on our corporate website, at www.electrorent.com.
Equity Ownership Guidelines
We believe that equity ownership by our executive officers and directors can help align their interests with our shareholders’ interests. In April 2009, we adopted equity ownership guidelines for our executive officers and directors. While these guidelines are informal (there are no penalties for failure to meet the ownership levels), we will report ownership status to the Compensation Committee on an annual basis. Failure to meet the ownership levels, or show sustained progress towards meeting them, may result in payment to the executive officers and directors of future annual or long-term incentive compensation in the form of equity. Executive officers and directors are expected to reach target equity ownership levels equal to the lesser of a multiple of their annual base salary or retainer at the previous year end or a fixed share amount, as follows:

Title	Share Equivalents	Multiple of Base Salary/Retainer

Chief Executive Officer	120,000	4x
Other executive officers	50,000	3x
Directors	12,500	3x
These requirements may be met through ownership of Common Stock (including restricted Common Stock) or restricted stock units, whether held individually, jointly with or separately by or in trust for an immediate family member. Each executive officer and director is expected to reach his target ownership level within five years from the date he became subject to that ownership level, based on the fair market value of the equity at each year end.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than 10 percent of our Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock. Directors, executive officers and greater-than-10-percent shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of copies of such reports filed with the SEC and submitted to us and on written representations by certain of our directors and executive officers, we believe that all of our directors and executive officers filed all such required reports on a timely basis during the past fiscal year.

TRANSACTIONS WITH RELATED PERSONS
Mr. Daniel Greenberg, our Chief Executive Officer, personally rents a total of 975 square feet of space in our buildings located at 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512 and 15387 Oxnard Street, Van Nuys, CA 91411-2506, at a rate of $438 per month, which is comparable to rates paid by other third party tenants.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons
In August 2008, our Board adopted a Related Party Transaction Policy, which prescribes policies and procedures for review and approval of a “related party transaction.” The term “related party transaction” is defined as any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year;

•	we are a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).
A “related party” is any person who, since the beginning of the last fiscal year for which we filed a Form 10-K and proxy statement (even if that person does not presently serve in that role), is or was:

•	an executive officer, director or nominee for election as a director;

•	a beneficial owner of more than five percent of any class of our voting securities;

•
an immediate family member of any of the persons named above, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and

•	a firm, corporation or other entity in which any of the persons named above is employed or is a general partner or principal or in a similar position.
The Board has delegated to the Nominating Committee the responsibility of reviewing and approving related party transactions. The Nominating Committee either approves or disapproves of the entry into a related party transaction after reviewing the material facts of that related party transaction and taking into account such factors as the Nominating Committee deems appropriate. Approval of each related party transaction is given in advance, unless that is not practical, in which case ratification must be promptly sought from the Nominating Committee. Related party transactions that are ongoing are subject to ongoing review by the Nominating Committee to determine whether it is in our best interest and our shareholders’ best interest to continue, modify or terminate the related party transaction. No director may participate in the approval of a related party transaction with respect to which he or she is a related party.
Corporate Giving Program
The Board established a charitable giving program beginning in fiscal 2005. In fiscal 2014, we donated $267,181 under this program. Mr. Daniel Greenberg, our Chief Executive Officer, who administers the program with the oversight of our Nominating Committee, serves on the board of trustees of a private university and a public charity to which we made donations.

EXECUTIVE OFFICERS
The table below sets forth the name, age and office or offices of each of our executive officers. No executive officer is related by blood, marriage or adoption to any other officer, director or nominee for director.

Name	Age	Office or Offices

Daniel Greenberg	73	Chairman of the Board and Chief Executive Officer
Steven Markheim	61	President and Chief Operating Officer
Craig R. Jones	68	Vice President and Chief Financial Officer
Herb F. Ostenberg	64	Senior Vice President, North American Sales

Throughout this Proxy Statement, the above individuals, all of whom are included in the Summary Compensation Table below, are referred to as our “named executive officers.” For Mr. Greenberg’s biography, please see above under “Proposal 1—Election of Directors.”
Steven Markheim joined us as a Financial Analyst in 1980 and has been our President and Chief Operating Officer since 2007. Prior to joining us, he was Accounting Manager for Panasonic West, a wholly-owned subsidiary of Matsushita of America, from 1978 to 1980. Mr. Markheim was an auditor with Wolf & Co. from 1975 to 1977. Mr. Markheim holds a B.S. in Accounting from California State University, Northridge.
Craig R. Jones joined us in 1989 and has been our Vice President and Chief Financial Officer since 1990. Prior to joining us, Mr. Jones was Chief Financial Officer of Hollywood Park Companies from 1986 to 1989, Director of Corporate Accounting of Fluor Corporation from 1985 to 1986, and Controller of Ultrasystems, Inc. from 1983 to 1985. Mr. Jones was a Certified Public Accountant with Price Waterhouse from 1974 to 1983, leaving the firm as Senior Manager. Mr. Jones holds a B.A. in Accounting and Business Administration from Rutgers University.
Herb F. Ostenberg joined us in 2009 as the National Sales Director of our Authorized Technology Partner Channel and has been our Senior Vice President, North American Sales, since 2011. Prior to joining us, Mr. Ostenberg held several senior sales management positions, including Vice President and General Manager, at Agilent Technologies Inc. from 1999 to 2009, and held various sales, marketing and general management positions at Hewlett Packard from 1980 to 1999. Mr. Ostenberg holds a B.S. in Electrical Engineering from Montana State University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Program
The Compensation Committee is responsible for oversight of our compensation and employee benefit plans and practices, including our executive compensation, incentive-compensation and equity-based plans. The Compensation Committee also establishes our policies with respect to compensation of executive officers, including our named executive officers, and reviews our executive compensation disclosures as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC. For fiscal 2014, our named executive officers consist of Mr. Greenberg, our chief executive officer; Mr. Markheim, our president and chief operating officer; Mr. Jones, our vice president and chief financial officer; and Mr. Ostenberg, our senior vice president of North American sales.
Compensation Philosophy and Objectives
In designing compensation programs, we believe that the total compensation of our named executive officers and other key employees should reflect the value created for shareholders while supporting our strategic goals. In doing so, the compensation programs reflect the following principles:

•	Compensation should be meaningfully related to the value created for our shareholders.

•	Compensation programs should support our short-term and long-term strategic goals and objectives.

•	Compensation programs should reflect and promote our values.
One of our core values in setting compensation has been the promotion of team effort by our executive officers. We believe this value has resulted in an unusually stable management team, with our 9 officers averaging over 30 years of employment by us.
Compensation Consultant Review. In determining fiscal 2014 compensation, the Compensation Committee retained Frederic W. Cook & Co, Inc., an independent national compensation consulting firm (“FWC”), in April 2013 to conduct an independent review of our compensation structure, including our process for determining and awarding base salary, annual incentives, long-term incentives, and total direct compensation, including the annualized grant value of long term incentives and FWC prepared a report on its findings. FWC reported directly to the Compensation Committee, although it also conducted discussions with our executive officers. FWC also conducted an equity analysis including award types, mix and various measures of overall value and costs and compared shares usage and dilution and compared our compensation with the compensation of an 18-company peer group for purposes of competitive compensation and performance comparisons (our “Benchmark Group”).
FWC has not provided any services for us other than the services that it provided to the Compensation Committee and the Nominating and Corporate Governance Committee. After considering, among other things, the other factors described elsewhere in this Proxy Statement with respect to FWC’s work for the Compensation Committee and the Nominating and Corporate

Governance Committee and (i) the absence of any business or personal relationship between FWC and any member of the Compensation Committee or the Nominating and Corporate Governance Committee or any of our executive officers, (ii) the amount of fees received by FWC from us, as a percentage of FWC’s total revenue, (iii) any of our stock owned by FWC (iv) FWC’s Independence Policy that is reviewed annually by its board of directors, (v) FWC’s policy of proactively notifying the Compensation Committee and the Nominating and Corporate Governance Committee chairs of any potential or perceived conflicts of interest, (vi) FWC’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of FWC with a member of the Compensation Committee or the Nominating and Corporate Governance Committee, and (vii) any business or personal relationship of FWC with our executive officers, the Compensation Committee has concluded that FWC is independent and that its work does not raise any conflict of interest.
In consultation with FWC, our Compensation Committee altered our Benchmark Group to include the following 18 publicly traded United States based technology/capital equity leasing companies and similarly sized technology hardware companies, the median market capitalization of which was then consistent with our market capitalization:

• Agilysys, Inc.	• Measurement Specialties, Inc.
• Aircastle Ltd	• Mobile Mini Inc.
• CAI International Inc.	• PC Connection, Inc.
• Extreme Networks, Inc.	• PCM, Inc.
• Globecomm Systems, Inc.	• Richardson Electronics, Ltd.
• GSI Group Inc.	• ScanSource, Inc.
• H&E Equipment Services, Inc.	• Symmetricom, Inc.
• Maxwell Technologies Inc.	• TAL International Group, Inc.
• McGrath RentCorp	• Willis Lease Finance Corporation
The FWC report reflected that our target annual cash opportunity is at or below the 25th percentile for the named executive officers compared to most positions, except for our Chief Operating Officer, and that our individual annual equity awards in fiscal year 2013 and over the previous years were below the 25th percentile as compared to our Benchmark Group.
The Role of Shareholder Say-on-Pay Votes. We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At our annual meeting of shareholders held in October 2013, more than 90% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms shareholders’ support of our approach to executive compensation. Accordingly, the Compensation Committee did not change its approach in fiscal 2014 and carried forward the compensation structure developed for fiscal 2014 as described below. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.
Executive Compensation Components
The compensation for our named executive officers generally consists of the following components: base salary, annual incentive bonuses, stock options, restricted stock units and other long-term equity incentives and other benefits.
Base Salary. We pay our named executive officers a salary to provide a minimum compensation level and to reflect the perceived current value of each executive officer relative to his peers. The Compensation Committee reviews the salary of each of our named executive officers at least once each year. The analysis generally begins with an average increase for all employees, which generally reflects our performance, any changes in the cost of living and any perceived increases in competitive salaries. The Compensation Committee may then adjust this average percentage to reflect individual circumstances, including such factors as performance, individual salary history, increased job responsibility and changes in compensation paid by competitors. The Compensation Committee may also adjust salaries at other times during the year under certain circumstances such as promotions.
Given the report prepared by FWC described above, the Compensation Committee decided to increase salaries for our named executive officers as follows for fiscal 2014 as follows:

Name	Fiscal 2014 Base Salary	Fiscal 2013 Base Salary

Daniel Greenberg	$499,047	$486,875
Steven Markheim	$341,453	$333,125
Craig R. Jones	$246,897	$240,875
Herb F. Ostenberg	$219,555	$215,250

These salaries were at the 25th percentile or lower compared to those in our Benchmark Group, as reflected in the FWC report, with the exception of our Chief Operating Officer, whose salary was slightly above the median.
Annual Incentive Bonuses. After the end of each fiscal year, generally we set aside approximately 3% of our annual earnings before taxes to create an incentive bonus pool for our officers, although the Compensation Committee retains the discretion to adjust the size of the pool to take into account factors including (without limitation) changes in the number of officers participating and the impact on net earnings of acquisitions or other unusual events during our fiscal year. For fiscal 2014, the Compensation Committee created an annual bonus pool for our officers (a total of 9 persons in fiscal 2014), including our named executive officers, equal to $950,000, approximately 3% of our fiscal 2014 earnings before taxes of $32.5 million. We believe that calculating the amount of this bonus pool based on our earnings before taxes aligns the interests of our officers with our financial results, and hence, to the interest of our shareholders. For fiscal 2014, the aggregate pool was decreased by 9.4% from the aggregate pool for fiscal 2013 because our earnings before income taxes decreased for fiscal 2014 from the earnings before income taxes for fiscal 2013, and the Compensation Committee reduced the bonus pool percentage in consideration of such decrease. At the beginning of each fiscal year, the Compensation Committee:

•
Assigns to each officer a “Target Percentage” of the incentive bonus pool based largely on position, seniority and compensation but retains the right to adjust the Target Percentages as a result of hires, promotions and terminations of officers and similar factors.

•
Approves individual goals for the fiscal year for each officer. The goals are set by the Compensation Committee in consultation with our Chief Executive Officer and other members of management. The Compensation Committee retains the right to adjust individual goals in its discretion to take into account factors such as changes in market conditions, acquisitions or other unusual events during the fiscal year.

Following the end of our fiscal year, the Compensation Committee:

•	Evaluates the performance of each officer against the performance goals for that officer and other factors in its discretion; and

•
Based on that evaluation, (i) may adjust the Target Percentage where appropriate to reflect changes in responsibilities and similar issues and then (ii) based on its assessment of the individual officer’s accomplishments during the fiscal year, assigns each officer a “Participation Percentage” that is generally not less than 85% of his Target Percentage nor more than 115% of his Target Percentage unless otherwise determined by the Compensation Committee (this means that the actual aggregate Participation Percentages may not add up to 100%).

The potential adjustment to the Target Percentage means that a portion of an officer’s bonus will depend on individual performance, but in keeping with our traditional emphasis on the officers working together as a team, the majority of each bonus is determined by our overall success (as measured by our earnings before taxes).
The Target Percentages and the Participation Percentages of our named executive officers approved by the Compensation Committee for fiscal 2014 were as follows:

Name	Fiscal 2014 Target Percentage	Fiscal 2014 Participation Percentage

Daniel Greenberg	29.0%	28.7%
Steven Markheim	25.4%	25.3%
Craig R. Jones	13.4%	13.3%
Herb F. Ostenberg	8.3%	7.9%
The “Target” amount for each named executive officer was calculated by multiplying (i) the total of the incentive bonus pool, which is approximately 3% of our actual fiscal 2014 income before income taxes, by (ii) that named executive officer’s fiscal 2014 Target Percentage assigned at the beginning of the fiscal year. We then calculated the “Threshold” amount as 85% of that “Target” (based on the expected minimum Participation Percentage) and the “Maximum” as 115% of that “Target” (based on the expected maximum Participation Percentage). Participation Percentages were lower than Target Percentages for our named executive officers primarily because each named executive officer achieved slightly less than his financial performance targets for fiscal 2014.

Stock Options, Restricted Stock Units, or Long-Term Equity Incentives. Historically, we have granted equity participation to each of our named executive officers to provide incentives for them to guide the business toward our long-term goal of increasing shareholder value, to maintain competitive levels of total compensation and to reward attainment of corporate goals over a multi-year period. The Compensation Committee approved a grant of restricted stock units for Messrs. Markheim, Jones and Ostenberg for fiscal 2014 as follows:

Name	Fiscal 2014 RSU Award(s) (units)
Daniel Greenberg	—	(a)
Steven Markheim	9,456
Craig R. Jones	6,082
Herb F. Ostenberg	4,945

(a)    The Compensation Committee did not make any equity grants to Mr. Greenberg for fiscal 2014 at his request.
The Compensation Committee chose these amounts for fiscal 2014 (i) to make the total equity compensation of our named executive officers slightly less than the median of our Benchmark Group (ii) to reflect individual and company performance and (iii) because of the lower risk inherent in stock units rather than the options used by many companies in our Benchmark Group.
Each vested unit entitles the holder to be issued one share of Common Stock on the earliest of: (i) the first January 1st after the fifth anniversary of the grant; (ii) a change of control; or (iii) the grantee ceasing to be an employee for any reason, including death or disability. Units vest in three equal annual installments, subject to acceleration on any change of control. Any units not vested at the time the grantee ceases to be an employee (other than in connection with a change of control, death or disability) will be forfeited. In addition, an amount equal to any dividend (less any applicable withholding) paid on the underlying Common Stock will be paid at the same time on all vested units, and a make-up payment for any dividends paid between the date of grant and the date of vesting will be paid on the first date any units become vested.
Other Benefits. We provide our named executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. In addition to vacation, medical and health benefits comparable to those provided to our employees generally, each of our named executive officers receives (i) reimbursement of tax, financial, and other services fees up to $15,000 per year for Mr. Greenberg, $7,500 per year for Mr. Markheim, $5,000 per year for Mr. Jones and $2,500 for Mr. Ostenberg and (ii) personal use of a company-owned vehicle. Except for Mr. Markheim whose reimbursement amount increased from $5,000 to $7,500 in fiscal 2014, these benefits remain unchanged from fiscal year 2013. Messrs. Greenberg and Markheim also received reimbursement for dues at a country club where each was a member. We also sponsor a retirement savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), that covers all of our eligible employees that allows eligible employees to defer, within prescribed limits, up to 15% of their compensation on a pre-tax basis through contributions to the plan. In addition, we have a Supplemental Executive Retirement Plan that provides for automatic deferral of contributions in excess of the maximum amount permitted under the 401(k) plan for our executives who choose to participate. In addition, for Mr. Greenberg and his spouse, we have agreed to maintain lifetime medical coverage consistent with the standard coverage then available to him, regardless of any termination of employment relationship. We believe these perquisites, while not representing a significant portion of our named executive officers’ total compensation, reflect our intent to create overall market comparable compensation packages.
Tax and Accounting Implications
Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation paid to executive officers in excess of $1,000,000 during any fiscal year. It is the current policy of the Compensation Committee to preserve, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to executive officers to the extent consistent with our best interests. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary for our success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction may be necessary in some circumstances.
We account for stock-based payments in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”).

Change of Control Payments
As described below under “Principal Compensation Agreements and Plans-Employment Agreements,” as a result of a change of control that occurred in 2000, Mr. Greenberg is entitled to severance when his employment is terminated, but will not receive any additional severance as a result of future changes of control. In addition, we are obligated under employment contracts with Messrs. Markheim and Jones to make severance payments to them in the event they terminate their employment for good reason, or they are terminated by us other than for cause, within 18 months following a "material change", which generally includes a change of control and is described in more detail below under "Principal Compensation Agreements and Plans - Employment Agreements." We believe that agreeing to these payments was necessary to retain these officers. We do not have any contractual obligations to make any severance payments to Mr. Ostenberg in the event his employment is terminated following a change of control.
Role of Executive Officers in Compensation Decisions
Under its charter, the Compensation Committee makes all compensation decisions with respect to the Chief Executive Officer and our other named executive officers and all other elected officers. In doing so, the Compensation Committee is expected to consult with our Chief Executive Officer and other officers as appropriate. In general, our Chief Executive Officer makes recommendations concerning the compensation of persons other than himself, but generally does not make any recommendation as to himself.
Fiscal 2015 Compensation
Base Salary. The Compensation Committee increased base salaries for our named executive officers for fiscal 2014 by 2.0% as compared to the prior year. The Compensation Committee increased base salaries for our named executive officers for fiscal 2015 as follows:

Name	Fiscal 2015 Base Salary	Fiscal 2014 Base Salary

Daniel Greenberg	$509,028	$499,047
Steven Markheim	$348,282	$341,453
Craig R. Jones	$251,835	$246,897
Herb F. Ostenberg	$223,946	$219,555
Annual Incentive Bonuses. The Compensation Committee determined to use the same methodology for incentive bonuses with respect to fiscal 2015 which was utilized for incentive bonuses in fiscal 2014. The decrease in the Target Percentages for fiscal 2015 is due to an increase in the number of officers from 9 to 10 individuals during fiscal 2015. The Compensation Committee has assigned the following Target Percentages for our named executive officers for fiscal 2015:

Name	Fiscal 2015 Target Percentage	Fiscal 2014 Target Percentage
Daniel Greenberg	26.6%	29.0%
Steven Markheim	23.3%	25.4%
Craig R. Jones	12.3%	13.4%
Herb F. Ostenberg	7.6%	8.3%
Stock Options, Restricted Stock Units, or Long-Term Equity Incentives. The Compensation Committee approved a grant of restricted stock units in July 2014 for Messrs. Markheim, Jones and Ostenberg for fiscal 2015 as follows:

Name	Fiscal 2015 RSU Award(s) (units)

Daniel Greenberg	—	(a)
Steven Markheim	10,716
Craig R. Jones	6,893
Herb F. Ostenberg	4,981

(a)	The Compensation Committee did not make any equity grants to Mr. Greenberg for fiscal 2015 at his request.
Such restricted stock units shall vest in the same manner as those stock units granted for fiscal 2014.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is or was one of our officers or employees, or is related to any other member of the Compensation Committee, or any member of our Board, or any other of our executive officers, by blood, marriage or adoption or had any other relationship requiring disclosure under SEC rules.

Principal Compensation Agreements and Plans
Employment Agreements
Mr. Greenberg, our Chief Executive Officer, is employed pursuant to a written employment agreement initially entered into on December 15, 1986 and amended and restated in July 1992 and later amended and supplemented in October 2001 and further clarified in July 2012. The material terms of Mr. Greenberg’s employment agreement are summarized below:

•
Term. Mr. Greenberg’s employment agreement continues for a rolling three year term such that each month that passes results in the employment term being extended by one month. Upon notice by either party, Mr. Greenberg’s employment term shall no longer be extended by one month increments and shall expire at the end of the three year employment term then in effect.

•
Base Salary. Mr. Greenberg’s annual base salary shall not be less than $300,000. The Board or the Compensation Committee may increase the salary payable to Mr. Greenberg during the term of the employment agreement. Mr. Greenberg’s salary is also subject to annual increase or decrease in accordance with the Consumer Price Index for the Los Angeles-Long Beach-Anaheim Metropolitan Area. Mr. Greenberg’s base salary for fiscal 2014 and 2015 is $499,047 and $509,028, respectively.

•
Bonuses. Mr. Greenberg is entitled to receive a bonus and incentive compensation each year in addition to his base salary. In determining the amount of such bonus and incentive compensation, Mr. Greenberg’s employment agreement provides that consideration shall be given to all pertinent factors including, but not limited to, historic policies and practices, business revenues, business profits, the quality of Mr. Greenberg’s performance and the value of his contributions, and the prevailing compensation levels for comparable executive officers in businesses of size, complexity and character similar to us.

•
Benefits. Mr. Greenberg is entitled to employee benefits comparable to those provided to our senior executives. In October 2001, we further amended Mr. Greenberg’s employment agreement to require that we maintain medical coverage, consistent with the standard of coverage then available to him, for Mr. Greenberg and his spouse for as long as they each shall live, regardless of any termination of the employment relationship.

•
Severance. For purposes of Mr. Greenberg’s employment, a “change in control”, as defined in his agreement, occurred in 2000. Accordingly, if Mr. Greenberg’s employment is terminated for any reason other than cause (including as a result of his death, permanent disability or resignation), then we are obligated (i) to pay an amount equal to three times his highest “annual base amount” (which includes Mr. Greenberg’s base salary, bonus, incentive compensation and deferred compensation) during the term of his employment, payable in one lump sum on the 60th day after Mr. Greenberg’s termination of employment (provided that any portion of the lump sum payment that constitutes an excess parachute payment as defined in Code Section 280G shall not be paid), (ii) to continue each employee health plan and welfare benefit plan and other fringe benefits for a period of 36 months following the date of termination (with medical coverage continuing for his and his spouse’s lifetime) and (iii) to pay Mr. Greenberg’s vested account balance under the Electro Rent Employee Stock Ownership and Savings Plan, as well as an amount equal to the retirement contributions that would have been made on his behalf during the three years following termination. However, the cash payments to Mr. Greenberg are subject to reduction in order to avoid being characterized as excess parachute payments within the meaning of Section 280G of the Code and Mr. Greenberg shall receive a gross up to compensate for any excise taxes payable on any payments made to Mr. Greenberg under this agreement as a result of Section 4999 of the Code.

•
Change of control. A “change of control” is defined in Mr. Greenberg’s employment agreement to have occurred (i) if any person or entity (other than Mr. Greenberg) is or becomes the beneficial owner of shares of Common

Stock having 20% or more of the total number of votes that may be cast for the election of members of the Board or (ii) if, as a result of any transaction, the persons who were members of the Board immediately prior to such transaction cease to constitute a majority of the members of the Board or the board of directors of any successor company.
Mr. Markheim and Mr. Jones. On October 31, 2005, we entered into employment agreements with Steven Markheim, our President and Chief Operating Officer, and Craig R. Jones, our Vice President and Chief Financial Officer, which agreements were each clarified in August 2012. The terms of the employment agreements are substantially the same and are summarized below:

•	At Will Employment. Mr. Markheim and Mr. Jones are “at will” employees, and may be terminated by us at any time for any reason or resign at any time for any reason.

•
Salary and Bonus. Mr. Markheim and Mr. Jones are paid a base salary and a discretionary bonus each year in an amount to be determined in accordance with our practices for our senior executive officers. Mr. Markheim’s base salary for fiscal 2014 and 2015 is $341,453 and $348,282, respectively. Mr. Jones’s base salary for fiscal 2014 and 2015 is $246,897 and $251,835, respectively.

•	Employee Benefits. Mr. Markheim and Mr. Jones receive employment benefits generally available to our senior executive officers.

•
Severance. Messrs. Markheim and Jones employment agreements provide for severance if, within 18 months after a “material change,” either Mr. Markheim or Mr. Jones is terminated by us other than for cause or terminates his employment relationship for good reason (which generally includes diminution in work responsibilities, forced relocation or material reduction in compensation). In such event, Mr. Markheim or Mr. Jones, respectively, shall be entitled to (i) a severance payment equal to two times his base salary as in effect on the date of termination, (ii) immediate vesting of all then-outstanding unvested equity compensation awards previously granted to him, (iii) a pro rata share of the bonus pool for the year of termination based on the percentage of the year worked prior to termination and his share of the prior year’s bonus pool and (iv) reimbursement for any COBRA payments made by him for the 12 months following the termination date. If, at any time other than within 18 months following a “material change,” either Mr. Markheim or Mr. Jones is terminated by us other than for cause or if either of them terminates his employment relationship with us for good reason, then he shall be entitled to (i) a severance payment equal to one times his base salary, (ii) a pro rata share of the bonus pool for the year of termination equal to his share of the prior year’s bonus pool multiplied by the percentage of the year worked prior to termination and (iii) reimbursement for any COBRA payments made by him for the 12 months following the termination date. The severance payments described in clause (i) of each of the two preceding sentences shall be payable as one lump sum on the 60th day after the termination date of Mr. Markheim or Mr. Jones, respectively. Severance payments to Messrs. Markheim and Jones will be reduced to avoid being characterized as a parachute payment within the meaning of Section 280G of the Code and to thereby avoid the imposition of excise taxes pursuant to Section 4999 of the Code. Messrs. Markheim and Jones will be required to sign a release of claims on or within 45 days after his respective termination of employment, to not revoke the release and to remain in full compliance with the terms of the release as a condition of receiving any severance payment.

•
Material change. A “material change” is defined in the employment agreements to have occurred (i) upon a merger, consolidation or sale of substantially all of our assets other than in a transaction in which the holders of our Common Stock immediately prior to the merger, consolidation or asset sale have at least 75% ownership of the voting capital stock of the surviving corporation, (ii) upon any person becoming the beneficial owner of 25% or more of our Common Stock (excluding persons and affiliates of persons who have been 5% holders of our Common Stock for at least one year), or (iii) if during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by our shareholders, of each new director was approved by a vote of the directors then still in office who were directors at the beginning of such period.

•
Good Reason. A “good reason” event is defined in the employment agreements as the occurrence of any of the following: (i) a material breach by us of this agreement, (ii) we require Messrs. Markheim or Jones, respectively, to relocate his principal place of work more than 20 miles from the location at which he performed his duties prior to the relocation, (iii) we fail to provide Messrs. Markheim or Jones, respectively, with compensation and benefits in the aggregate on terms not materially less favorable in the aggregate than those enjoyed by the executive under this agreement prior to the “material change”, or the subsequent material reduction of his compensation and benefits in effect at the time of the “material change” unless such compensation and benefits are substantially equally reduced for our executive officers as a group and there is less than a 10% reduction in compensation or benefits, or (iv) we assign duties to Messrs. Markheim or Jones, respectively, materially and adversely inconsistent with his positions prior to the “material change”, provided however that a lateral transfer within our company or to an affiliate will not constitute a “good reason.” Termination by Messrs. Markheim or Jones for “good reason” also requires that Messrs. Markheim or Jones provide written notice to us describing the existence of the “good reason” event within 90 days of the date of the initial existence of the event. Upon our receipt of such timely written notice, we then have 30 days during which we may cure or remedy the event. Messrs. Markheim’s or Jones’ resignation for “good reason” can only be effective if we have not cured or remedied the “good reason” event during the 30 day period and if Messrs. Markheim or Jones, respectively, actually resigns his employment for “good reason” within 60 days after the expiration of the 30 day cure/remedy period.
We have not entered into an employment agreement or a severance or change in control agreement with Mr. Ostenberg.
Payments upon Termination
All Terminations. Regardless of the manner in which any of our employees (including any of our named executive officers) are terminated, each employee is entitled to receive certain amounts due during such employee’s term of employment. Such amounts include:

•	Any unpaid base salary from the date of the last payroll to the date of termination;

•	Reimbursement for any properly incurred unreimbursed business expenses; and

•	Any existing rights to indemnification for prior acts through the date of termination.
The information below sets forth the amount of compensation we would be required to pay to each of our named executive officers in the event of termination of such executive’s employment, under what we believe to be reasonable assumptions, assuming a hypothetical termination as of May 31, 2014. These amounts are in addition to the amounts summarized under “All Terminations” above. For Mr. Greenberg, the information below is a present value of his estimated severance payments, including an actuarial analysis of medical insurance premiums and cost of other benefits (including retirement contributions) using the prime rate as of May 31, 2014, which was 3.25%.
The actual amounts to be paid out can only be determined at the time of such executive’s separation and may differ materially from the amounts set forth in the table below. The amounts set forth in the table below do not reflect the withholding of applicable state and federal taxes and further assume that no reduction is necessary to avoid having parachute payments under Code Section 280G.

		Involuntary Termination [4]
Name	Voluntary Termination [1]	Not for Cause	Change of Control	Death or Permanent Disability
Daniel Greenberg
Base salary	$1,497,141	$1,497,141	$1,497,141	$1,497,141
Non-equity incentive plan compensation	819,000	819,000	819,000	819,000
Employee health and other fringe benefits	509,335	509,335	509,335	509,335
Accumulated vacation pay [3]	—	—	—	—
Total	$2,825,476	$2,825,476	$2,825,476	$2,825,476

Steven Markheim
Base salary	$341,453	$341,453	$682,906	$—
Non-equity incentive plan compensation	240,000	240,000	240,000	240,000
Employee health benefits	14,403	14,403	14,403	—
Unvested and accelerated awards under equity incentive plans [2]	—	—	415,352	415,352
Accumulated vacation pay [3]	101,545	101,545	101,545	101,545
Total	$697,401	$697,401	$1,454,206	$756,897

Craig R. Jones
Base salary	$246,897	$246,897	$493,794	$—
Non-equity incentive plan compensation	126,000	126,000	126,000	126,000
Employee health benefits	14,403	14,403	14,403	—
Unvested and accelerated awards under equity incentive plans [2]	—	—	224,183	224,183
Accumulated vacation pay [3]	51,708	51,708	51,708	51,708
Total	$439,008	$439,008	$910,088	$401,891

Herb F. Ostenberg
Base salary	$—	$—	$—	$—
Non-equity incentive plan compensation	75,000	75,000	75,000	75,000
Employee health benefits	—	—	—	—
Unvested and accelerated awards under equity incentive plans [2]	—	—	188,880	188,880
Accumulated vacation pay [3]	13,320	13,320	13,320	13,320
Total	$88,320	$88,320	$277,200	$277,200

[1]
In the case of Messrs. Markheim and Jones, only if they have good reason and the voluntary termination does not follow a "material change" as described above under "Principal Compensation Agreements and Plans - Employment Agreements."

[2]
Reflects closing NASDAQ Stock Market price of $16.15 per share on May 31, 2014. Includes the following dividend equivalent amounts that had accrued on unvested restricted stock units and which would be paid out to the executive if and when the underlying stock units’ vesting is accelerated upon a change of control, death or disability: Steven Markheim - $42,400; Craig R. Jones - $21,000; Herb F. Ostenberg - $18,013. Does not include the amounts for restricted stock units which were vested as of May 31, 2014 for each executive which would be paid out in the following amounts upon a hypothetical termination occurring on May 31, 2014: 78,312 restricted stock units for Steven Markheim valued at $1,264,739; 42,538 restricted stock units for Craig R. Jones valued at $686,988; and 13,670 restricted stock units for Herb F. Ostenberg valued at $220,771.

[3]	Represents accrued standard paid vacation amounts as of May 31, 2014.

[4]
For Mr. Greenberg, an “involuntary termination” includes his resignation for any reason as described above under “Principal Compensation Agreements and Plans-Employment Agreements.” In the case of Messrs. Markheim and Jones, only if the termination follows within 18 months of a "material change" and is terminated by us without cause or by Messrs. Markheim or Jones for "good reason", as described above under "Principal Compensation Agreements and Plans - Employment Agreements."

Equity Incentive Plan
We are currently authorized to issue options (incentive stock options and/or non-qualified stock options), stock appreciation rights, restricted stock awards, restricted stock units, performance unit awards and performance share awards to our officers, employees, directors and consultants under our 2005 Equity Incentive Plan. The 2005 Equity Incentive Plan was adopted by our Board and effective as of August 22, 2005 and was approved by our shareholders in October 2005 and was clarified by our Board as of April 12, 2012. Without further stockholder approval, no incentive stock option may be granted under the 2005 Equity Incentive Plan on or after August 22, 2015. May 31, 2014, our 2005 Equity Incentive Plan had 501,870 vested and unvested restricted stock unit awards outstanding and 498,130 shares remained available for future grants.
Our 2005 Equity Incentive Plan is administered by the Compensation Committee. Each equity grant is evidenced by written agreement in a form approved by the Compensation Committee. No equity grant granted under our 2005 Equity Incentive Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.
The exercise price of a stock option under our 2005 Equity Incentive Plan must be at least equal to 100% of the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of incentive stock options granted to employees who hold more than 10 percent of the voting power of our Common Stock on the date of grant). The term of a stock option under our 2005 Equity Incentive Plan may not exceed 10 years (5 years in the case of an incentive stock option granted to a 10 percent holder). The Compensation Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options. Upon exercise of any option granted under our 2005 Equity Incentive Plan, the exercise price may be paid in cash, and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of Common Stock.
Our 2005 Equity Incentive Plan permits the grant of shares of Common Stock (including restricted stock units) subject to conditions imposed by the Compensation Committee, including, without limitation, restrictions based upon time, the achievement of specific performance goals, and/or restrictions under applicable federal or state securities laws. The Compensation Committee may accelerate the time at which any restrictions lapse, and/or remove any restrictions.
Other Employee Benefit Plans
We maintain a 401(k) Savings Plan, which is intended to qualify under Section 401(k) of the Code. Under Section 401(k) of the Code, contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and our contributions will be deductible by us when made. All of our employees who have attained 18 years of age become eligible to participate in the 401(k) plan after three months of employment. We have the option to match contributions of participants at a rate determined by our management each year. For participants with three or more years of service, we also may elect to make additional discretionary matching contributions in excess of the rate elected for participants with less than three years of service.
We also maintain a Supplemental Executive Retirement Plan (“SERP”). Contributions in excess of the maximum permitted under the 401(k) plan are automatically deferred under the SERP for executives. The SERP is a non-qualified deferred compensation program. We are obligated under the SERP to make matching contributions that would otherwise be due under our 401(k) Savings Plan which cannot be provided under the 401(k) Savings Plan due to Code Section 415 or applicable anti-discrimination requirements. The benefits under the SERP are paid to the plan participants at the time of termination of employment in a cash lump sum or, if the accumulated benefits under the SERP exceed $40,000, in up to ten annual installments depending on the amount of the benefits. The SERP is an unfunded, unsecured employee benefits plan. However, we are authorized under the SERP to transfer money or other property to one or more trust funds to fund the payment of SERP benefits. We do not maintain a pension plan that requires disclosure.

Summary Compensation Table
The following table sets forth the base salary and other compensation paid or earned by our named executive officers:

Name	Year	Salary [1]	Stock Awards [2]	Non-equity Incentive Plan Compensation [3]	All Other Compensation [4]	Total

Daniel Greenberg	2014	$499,047	$—	$273,000	$86,273	$858,320
Chairman of the Board	2013	$655,409	$—	$291,000	$68,095	$1,014,504
and Chief Executive Officer	2012	$475,000	$—	$327,803	$68,935	$871,738

Steven Markheim	2014	$341,453	$172,100	$240,000	$48,811	$802,364
President and Chief	2013	$383,125	$222,203	$255,000	$55,445	$915,773
Operating Officer	2012	$325,000	$252,200	$282,650	$55,559	$915,409

Craig R. Jones	2014	$246,897	$110,700	$126,000	$40,680	$524,277
Vice President and	2013	$240,875	$110,707	$134,000	$39,070	$524,652
Chief Financial Officer	2012	$235,000	$110,700	$153,110	$37,120	$535,930

Herb F. Ostenberg	2014	$219,555	$90,000	$75,000	$21,439	$405,994
Senior Vice President, North	2013	$212,250	$96,001	$81,000	$26,949	$416,200
American Sales	2012	$210,000	$96,000	$90,000	$18,457	$414,457

[1]	For fiscal 2013, includes payout of accumulated vacation pay in the following amounts: $168,534 paid to Daniel Greenberg and $50,000 paid to Steven Markheim.

[2]
Represents the aggregate grant date fair value of restricted stock units recognized in accordance with ASC 718. Assumptions used in the calculation of this amount are included in Note 12 to our audited financial statements for fiscal 2014 included in our Annual Report on Form 10-K filed with the SEC on August 11, 2014 for the year ended May 31, 2014. See “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Components” above, the Grants of Plan-Based Awards below, and the Outstanding Equity Awards at Fiscal Year-End table for more details regarding the terms of the restricted stock units.

[3]
Consists of amounts paid under our annual incentive compensation program. See “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Components—Annual Incentive Bonuses” above.

[4]	The components of the column entitled “All Other Compensation” for fiscal 2014 are set forth in the following table:

Name	401(k) Savings Plan	Supplemental Executive Retirement Plan	Life Insurance Premiums	Professional Services (a)	Personal Use of Company Owned Vehicle	Other (b)	Total

Daniel Greenberg	$9,545	$13,489	$16,147	$15,000	$20,232	$11,860	$86,273
Steven Markheim	$9,680	$6,065	$12,896	$2,900	$13,250	$4,020	$48,811
Craig R. Jones	$9,643	$3,203	$7,276	$5,000	$15,558	$—	$40,680
Herb F. Ostenberg	$9,615	$844	$4,883	$—	$6,127	$—	$21,469

Each named executive officer is responsible for paying income tax on such amounts.

(a)	Professional services include legal, accounting, financial planning, investment counseling and other services.

(b)	Other includes reimbursement to Mr. Greenberg and Mr. Markheim for dues at clubs where each is a member.

Grants of Plan-Based Awards
The following table sets forth the grants of plan-based awards during fiscal 2014 to our named executive officers:

	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards [1]			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards [2]
Name		Minimum	Target	Maximum

Daniel Greenberg	—	$232,471	$273,495	$314,519	—	—
	—	—	—	—	—	—
Steven Markheim	—	$203,612	$239,544	$275,476	—	—
	7/11/2013	—	—	—	9,456	$172,099
Craig R. Jones	—	$107,417	$126,373	$145,329	—	—
	7/11/2013	—	—	—	6,082	$110,692
Herb F. Ostenberg	—	$63,763	$75,015	$86,267	—	—
	7/11/2013	—	—	—	4,945	$89,999

[1]
The “Target” amount for each named executive officer was calculated by multiplying (i) the total of the incentive bonus pool, which is approximately 3% of our actual fiscal 2014 income before income taxes, by (ii) that named executive officer’s fiscal 2014 Target Percentage assigned at the beginning of the fiscal year. We then calculated the “Threshold” amount as 85% of that “Target” (based on the expected minimum Participation Percentage) and the “Maximum” as 115% of that “Target” (based on the expected maximum Participation Percentage), although because the Compensation Committee retained discretion to adjust the size of the pool, the Target Percentage and the Participation Percentage, the actual bonuses paid could be less than or more than the values in the table above. For additional discussion, see “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Components—Annual Incentive Bonuses.” For actual amounts paid for fiscal 2014, see “Summary Compensation Table—Non-equity Incentive Plan Compensation.”

[2]
Represents the aggregate grant date fair value of restricted stock units recognized in accordance with ASC 718. Assumptions used in the calculation of this amount are included in Note 12 to our audited financial statements for fiscal 2014 included in our Annual Report on Form 10-K filed with the SEC on August 11, 2014 for the year ended May 31, 2014. The closing price of our Common Stock on July 11, 2013 was $18.20 per share. These awards vest evenly in annual increments over three years, with full vesting on July 10, 2016. See “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Components” for a description of the terms of the restricted stock units.

Outstanding Equity Awards at Fiscal Year-End
The named executive officers did not hold any outstanding stock options or other equity compensation awards except for restricted stock units at the end of fiscal 2014. The following table presents all unvested restricted stock units held by the named executive officers at the end of fiscal 2014:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested [1]
Daniel Greenberg	—	$—
Steven Markheim	23,093 [2]	$372,952
Craig R. Jones	12,581 [3]	$203,183
Herb F. Ostenberg	10,580 [4]	$170,867

[1]
The market values of the unvested restricted stock units are presented based on the closing price of our Common Stock on May 31, 2014 of $16.15 per share. See “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Components” for a description of the terms of the restricted stock units.

[2]
Consists of the following restricted stock unit awards: (a) 14,985 restricted stock units granted on July 14, 2011, vesting one-third on July 14, 2012, 2013 and 2014; and (b) 12,964 restricted stock units granted on July 12, 2012, vesting one-third on July 12, 2013, 2014 and 2015; and (c) 9,456 restricted stock units granted July 11, 2013, vesting one-third on July 11, 2014, 2015 and 2016.

[3]
Consists of the following restricted stock unit awards: (a) 6,578 restricted stock units granted on July 14, 2011, vesting one-third on July 14, 2012, 2013 and 2014; and (b) 6,459 restricted stock units granted on July 12, 2012, vesting one-third on July 12, 2013, 2014 and 2015; and (c) 6,082 restricted stock units granted July 11, 2013, vesting one-third on July 11, 2014, 2015 and 2016.

[4]
Consists of the following restricted stock unit awards: (a) 5,704 restricted stock units granted on July 14, 2011, vesting one-third on July 14, 2012, 2013 and 2014; and (b) 5,601 restricted stock units granted on July 12, 2012, vesting one-third on July 12, 2013, 2014 and 2015; and (c) 4,945 restricted stock units granted July 11, 2013, vesting one-third on July 11, 2014, 2015 and 2016.

Option Exercises and Stock Vested
No stock options were exercised by the named executive officers during fiscal 2014. The following table sets forth the restricted stock units that vested during fiscal 2014.

Name	Stock Awards
	Number of Shares Acquired on Vesting [1]	Value Realized on Vesting [2]
Daniel Greenberg	—	$—
Steven Markheim	17,317	$320,740
Craig R. Jones	7,345	$135,904
Herb F. Ostenberg	5,100	$94,102

[1]
Shares for the vested restricted stock units will be issued to the named executive officer on the earliest of: (i) the first January 1st after the fifth anniversary of the grant of the restricted stock units; (ii) a change of control; or (iii) the named executive officer ceasing to be an employee for any reason, including death or disability. The shares in this column will be distributed to the named executive officers as follows unless a change of control occurs or the named executive officer ceases to be an employee prior to such dates, in which case all of the shares yet to be issued will be distributed to the named executive officer upon such earlier occurrence:

Name	January 1, 2016	January 1, 2017	January 1, 2018
Steven Markheim	8,000	4,995	4,322
Craig R. Jones	3,000	2,192	2,153
Herb F. Ostenberg	1,333	1,900	1,867

2    Value realized was computed by using closing price of our Common Stock on the vesting date.
Non-Qualified Deferred Compensation
The following table provides details for the named executive officers regarding their non-qualified deferred compensation accounts as of May 31, 2014. Registrant contribution amounts reflect contributions to the SERP that could not be made under our qualified 401(k) plan due to Internal Revenue Service rules and deferred compensation on vested restricted stock units pursuant to our 2005 Equity Incentive Plan. Aggregated balances for the contributions to the SERP include deferred salary and annual incentive bonuses earned in prior years but deferred by the officers. Additional discussion of our non-qualified deferred compensation programs is presented below the table.

Name	Executive Contributions in Last FY [1]	Registrant Contributions in Last FY [2]	Aggregate Earnings / (Losses) in Last FY 3 & 4	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE 5 & 6
Daniel Greenberg
SERP	$80,937	$13,489	$332,238	$—	$2,468,202
Steven Markheim
SERP	$12,131	$6,065	$26,283	$—	$486,412
Vested Stock Units	$—	$279,670	$(52,456)	$—	$1,264,728
Craig R. Jones
SERP	$12,812	$3,203	$20,125	$—	$154,432
Vested Stock Units	$—	$118,622	$(30,278)	$—	$686,988
Herb F. Ostenberg
SERP	$5,067	$844	$2,591	$—	$21,327
Vested Stock Units	$—	$82,365	$(28,896)	$—	$220,771

[1]	Represents cash contributions to the SERP through salary deferrals. The amounts are also included in the “Salary” column totals for fiscal 2014 reported in the “Summary Compensation Table.”

[2]
For SERP contributions, represents matching contributions for each named executive officer due to limitations imposed by the Internal Revenue Service on our matching contributions to the 401(k) plan. The amounts are also included in the “All Other Compensation” column totals for fiscal 2014 reported above in the “Summary Compensation Table.”

For vested stock units, represents restricted stock units (valued using the fiscal 2014 year-end closing NASDAQ Stock Market price of $16.15 per share) which vested in fiscal 2014 but for which the issuance of shares of Common Stock has been deferred as described above in footnote 1 to the “Option Exercises and Stock Vested” table. None of these amounts are included for fiscal 2014 reported above in the “Summary Compensation Table.”

[3]
Each participant in the SERP directs the investment of his account balance in the same manner as participants in our 401(k) plan, and his account receives the benefits of any resulting gains or income and is charged with any resulting losses. The “earnings” listed in the table above represent the net impact of the changes in the participant’s account during the fiscal year, excluding the effect of contributions and withdrawals. Accordingly, we do not treat any of the earnings as being above-market or preferential. Therefore, none of the amounts are included for fiscal 2014 reported above in the “Summary Compensation Table.”

[4]
For vested stock units, reflects the change in value of the shares underlying the outstanding restricted stock units that had vested prior to fiscal 2014 and reflects the difference between the fiscal 2014 and fiscal 2013 year-end closing NASDAQ Stock Market prices which were $16.15 and $17.01 per share, respectively. At fiscal 2013 year-end Mr. Markheim, held 60,995 vested stock units, Mr. Jones held 35,193 vested stock units, and Mr. Ostenberg held 8,658 vested stock units. None of the amounts are included for fiscal 2014 reported above in the “Summary Compensation Table.” At fiscal 2014 year-end Mr. Markheim held 78,312 vested stock units, Mr. Jones held 42,538 vested stock units and Mr. Ostenberg held 13,670 vested stock units.

[5]
For vested stock units, reflects the aggregate value of the shares underlying the vested stock units as of May 31, 2014 based on the closing NASDAQ Stock Market price of $16.15 per share as of such date: Mr. Markheim - 78,312 shares, Mr. Jones - 42,538 shares and Mr. Ostenberg - 13,670 shares. The following grant date values for these stock units were previously reported in the “Stock Awards” column of the Summary Compensation Table in previous years: For Mr. Markheim, $932,611; for Mr. Jones, $488,162; for Mr. Ostenberg, $202,405.

[6]
For the SERP: For Mr. Greenberg, $1,121,224 of the aggregate balance was reported in the Summary Compensation Table in previous years. For Mr. Markheim, $267,404 of the aggregate balance was reported in the Summary Compensation Table in previous years. For Mr. Jones, $98,709 of the aggregate balance was reported in the Summary Compensation Table in previous years. For Mr. Ostenberg, $12,822 of the aggregate balance was reported in the Summary Compensation Table in previous years.

Deferral of compensation is permitted up to 15% of salary and bonus. All of the named executive officers’ deferrals and any company matches are added to a recordkeeping account. The account is credited with earnings or losses, depending upon actual performance of the mutual-fund-type investment options the participant has chosen. These are the same investment options available to non-executive 401(k) plan participants.
Payment of a participant’s account balance is deferred until a date designated by the participant upon making the deferral election. The deferral amounts are paid either in one lump sum or in annual installments for up to 10 years. Upon a participant’s death, any remaining balance in the participant’s account is paid to the participant’s designated beneficiary. See also “Executive Compensation—Other Employee Benefit Plans.”

COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference), and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically incorporate this information by reference).
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Theodore E. Guth, Chairperson
Karen J. Curtin
Nancy Y. Bekavac
Joseph J. Kearns
James S. Pignatelli

DIRECTOR COMPENSATION
Our Nominating Committee reviews director compensation levels and practices and recommends to our Board from time to time changes in compensation levels and practices. Directors who are employees, such as Mr. Greenberg, receive no additional compensation for their services as directors.
In January 2014 the Board approved (i) an increase in the annual cash retainer for each non-employee directors by $20,000, effective for the quarter beginning on March 1, 2014; (ii) an increase in the automatic grant of restricted stock units by $10,000, effective at our next annual meeting of shareholders; and (iii) an increase in the annual retainer for the Audit Committee chairperson by $5,000, effective for the quarter beginning March 1, 2014. In addition, the Board removed the $1,000 per-meeting fee payable to the non-employee directors. Such changes were made in consideration of the 2013 Director Compensation Report prepared by FWC in December 2013 regarding non-employee director compensation paid by publicly traded small cap companies reviewed by the Nominating and Governance Committee and the recommendations of the Nominating and Governance Committee. Our increased cash retainer falls between the median and the 75th percentile and our increased equity awards falls between the 25th percentile and the median for small cap companies reflected in the 2013 Director Compensation Report.
Non-employee directors receive the following compensation, payable quarterly in cash, with the exception of amounts paid in connection with meeting attendance, which are paid at the end of the quarter during which the meeting was held:

Compensation First Three Quarters of Fiscal 2014	Compensation Beginning Q4 Fiscal 2014

Annual retainer of $30,000	Annual retainer of $50,000

Annual grants of restricted stock units to each continuing non-employee director valued at $40,000[1]	Annual grants of restricted stock units to each continuing non-employee director valued at $50,000[1]

$1,000 in cash for each Board or committee meeting that he or she attends (except meetings lasting a de minimis amount of time), with all Board and committee meetings held in connection with a scheduled quarterly meeting considered a single meeting, and multiple meetings of the Board and/or one or more committees on the same day involving the same general topic considered one meeting
N/A

An additional retainer of $5,000 for the Compensation Committee chairperson and $4,000 for our Nominating Committee chairperson.	An additional retainer of $5,000 for the Compensation Committee chairperson and $4,000 for our Nominating Committee chairperson.

An additional $10,000 annual retainer for the Audit Committee chairperson.	An additional $15,000 annual retainer for the Audit Committee chairperson

An additional $10,000 annual retainer for the lead director.	An additional $10,000 annual retainer for the lead director.

[1]
The restricted stock units are granted each year in October, on the date of our annual shareholders’ meeting, and vest in four equal quarterly installments with full vesting on July 1 of the following year (subject to acceleration on any change of control, death or disability) but are otherwise the same as those issued to our officers. The shares of Common Stock underlying the units are issued with respect to the vested units on the earliest of (i) the first January 1 after the fifth anniversary of the grant, (ii) a change of control, or (iii) the grantee ceasing to be a director for any reason.

Director Compensation
The table below summarizes the compensation paid by us to our non-employee directors for fiscal 2014:

Name	Fees Earned or Paid in Cash	Stock Awards 1 & 2	Total
Nancy Y. Bekavac	$47,000	$39,985	$86,985
Karen J. Curtin	$56,750	$39,985	$96,735
Joseph J. Kearns	$54,250	$39,985	$94,235
James S. Pignatelli	$42,000	$39,985	$81,985
Theodore E. Guth	$41,250	$39,985	$81,235

[1]
Represents the aggregate grant date fair value of restricted stock units recognized in accordance with ASC 718. The assumptions used in the calculation of this amount are included in Note 12 to our audited financial statements for fiscal 2014 included in our Annual Report on Form 10-K filed with the SEC on August 11, 2014 for the year ended May 31, 2014.

[2]
Each director was granted 2,197 restricted stock units in fiscal 2014 on October 10, 2013 in connection with their annual director compensation. The closing price of our Common Stock on October 10, 2013 was $18.20. The restricted stock units vest 25% upon grant, and 25% on each of January 1, April 1 and July 1, 2014. As of May 31, 2014, 549 restricted stock units remained unvested for each non-employee director.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee, with the ratification of both our Board and our shareholders, selected the accounting firm of Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for fiscal 2014. Our Audit Committee and our Board have selected D&T as our independent registered public accounting firm for fiscal 2015, and that selection is now being submitted to the shareholders for ratification. A representative of D&T will be available at our Annual Meeting to respond to appropriate questions or make any other statements if such representative desires to do so.
Notwithstanding ratification by the shareholders of the appointment of D&T, our Audit Committee may, if the circumstances warrant, appoint another independent registered public accounting firm.
Our Board recommends a vote “FOR” the proposal to ratify the selection of D&T as our independent registered public accounting firm for fiscal 2015.
Independent Auditors’ Fees and Services
The following table presents fees for professional services rendered by D&T for fiscal 2014 and 2013:

	Fiscal 2014	Fiscal 2013
Audit fees [1]	$780,897	$651,867
Audit-related fees [2]	—	—
Tax fees [3]	21,500	31,776
All other fees	—	—
Total	$802,397	$683,643

[1]
Consists of fees for professional services rendered for the audit of our annual financial statements and review of our annual report on Form 10-K and for reviews of the financial statements included in our quarterly reports on Form 10-Q for the first three quarters of fiscal 2014 and 2013.

[2]	Consists of fees for assurance services that are reasonably related to performance of audit or review of our financial statements.

[3]
Consists of professional services rendered by D&T for tax compliance, tax advice and tax planning, which are aggregate fees billed by D&T for tax services rendered to us, other than those described above under “Audit Fees.”

Approval by Audit Committee
Prior to engaging our independent auditors to audit the financial statements of the company, our Audit Committee approves such engagement based on its judgment of the independence and effectiveness of our independent auditors. Our Audit Committee pre-approves all non-audit services performed by our independent auditors. In pre-approving non-audit services, our Audit Committee considers whether the provision of non-audit services, if any, by our independent auditors is compatible with maintaining our independent auditors’ independence. In fiscal 2014 and 2013, our Audit Committee pre-approved all non-audit services provided by our independent auditors. Our Audit Committee will not approve any of the prohibited services listed on Appendix A to its charter, and, in making a business judgment about particular non-audit services, our Audit Committee will consider the guidelines contained in Appendix A to its charter. Our Audit Committee considered and determined that the provision of non-audit services by D&T was compatible with maintaining the independent auditors’ independence.

AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference), and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically incorporate this information by reference).
Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.
The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Deloitte & Touche LLP (“D&T”) our fiscal 2014 audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting as of May 31, 2014. Prior to the commencement of the audit, the Audit Committee discussed with our management and D&T the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with D&T, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications.” The Audit Committee has also received written representation from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee discussed with D&T its independence from us and our management and considered the compatibility of non-audit services with the independent auditors’ independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2014 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Joseph J. Kearns, Chairman
Karen J. Curtin
James S. Pignatelli

PROPOSAL 3
ADVISORY (NON-BINDING) RESOLUTION REGARDING EXECUTIVE COMPENSATION (SAY-ON-PAY)
We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay-proposal”) as described below. We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of our executive compensation program.
At our annual meeting of shareholders held in October 2013, more than 90% of the votes cast on the say-on-pay proposal were voted in favor of the proposal to approve, on an advisory basis, the compensation of our named executive officers. The Compensation Committee believes this affirms shareholders’ support of our approach to executive compensation.
We are requesting shareholder approval of the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, or CD&A, compensation tables and accompanying narrative disclosures). Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their CD&A and compensation tables. This vote is required by rules under Section 14A of the Securities Exchange Act of 1934, which were adopted as part of the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act, and is an advisory vote, which means that this proposal is not binding on us.
As noted in the CD&A, the Compensation Committee believes that our executive compensation program implements and achieves the goals of our executive compensation philosophy. That philosophy, which is set by the Compensation Committee, is to align the interests of our executives with those of our shareholders by rewarding performance above short-term and long-term strategic goals and objectives that may be expected to enhance shareholder value, and to provide the compensation and incentives needed to attract, motivate and retain superior people in key positions and ensure that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally.
Further details concerning how we implement our philosophy and goals, and how we apply the above principles to our compensation program, are provided in the CD&A. In particular, we discuss how we set compensation targets and other objectives and evaluate performance against those targets and objectives to assure that performance is appropriately rewarded.
The vote solicited by this Proposal No. 3 is advisory, and therefore is not binding on us, our Board or the Compensation Committee, nor will its outcome require us, our Board or the Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by us or the Board.
Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including the Compensation Committee, values the opinions of our shareholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.
Shareholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 3:
“RESOLVED, that the shareholders of Electro Rent Corporation approve, on an advisory basis, the compensation of Electro Rent Corporation’s Named Executive Officers as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in Electro Rent Corporation’s definitive Proxy Statement for the 2014 Annual Meeting of Shareholders.”
Our Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as stated in the foregoing resolution.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS
FOR PRESENTATION AT 2014 ANNUAL MEETING
Any proposal that a shareholder wishes to have presented for consideration at the 2015 annual meeting of shareholders and included in the proxy statement and form of proxy for the 2015 annual meeting of shareholders, including any shareholder director nominees, must be received at our principal office, attention: Meryl D. Evans, Secretary, no later than May 13, 2015. In addition, such shareholder proposals or director nominations must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Proposals or director nominations submitted by shareholders that are not to be included in such proxy statement and proxy are untimely if received by our Secretary after July 10, 2015.

HOUSEHOLDING INFORMATION
The Securities and Exchange Commission (“SEC”) has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single copy of such document addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of brokers, banks and other nominees with account holders who are our shareholders may be “householding” our proxy materials. This means that only one copy of this proxy statement may have been sent to multiple shareholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report from the other shareholder(s) sharing your address, please (i) notify your broker, bank or other nominee, (ii) direct your written request to Electro Rent Corporation, 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512, Attn: Meryl D. Evans, Secretary or (iii) contact us by phone at (818) 786-2525. We undertake to deliver promptly, upon any such oral or written request, a separate copy of our proxy materials to a shareholder at a shared address to which a single copy of these documents was delivered. Shareholders who currently receive multiple copies of our proxy materials at their address and would like to request householding of their communications should notify their broker, bank or other nominee, or contact our secretary at the above address or phone number.
FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to expectations concerning matters that are not historical facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this proxy statement. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution you that any forward-looking statements presented in this proxy statement, or that we may make orally or in writing from time to time, are based on beliefs and assumptions made by, and information currently available to us. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We are not undertaking any obligation to update any forward-looking statements. Accordingly, you should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.
Please refer to the risk factors under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for fiscal 2014 as well as those described elsewhere in our public filings. The risks included are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

OTHER MATTERS
Although we are not aware of any other matters to be submitted to our shareholders at our Annual Meeting, if other matters do properly come before our Annual Meeting, the persons named in the enclosed proxy may vote on such matters in accordance with their best judgment. Enclosed with this Proxy Statement is a copy of our Annual Report to Security Holders for fiscal 2014, which is not intended to be a part of this Proxy Statement or a solicitation of proxies.
Additional copies and additional information, including our Annual Report on Form 10-K as filed with the SEC may be obtained by any shareholder without charge. Requests should be addressed to our principal office, attention: Meryl D. Evans, Secretary.
Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

By order of the Board

Meryl D. Evans
Secretary

Van Nuys, California
September 10, 2014

REVOCABLE PROXY
ELECTRO RENT CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Daniel Greenberg and Steven Markheim, or any one of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, including the right to cumulate votes (if cumulative voting is desired by the Proxies), all the shares of common stock of Electro Rent Corporation held of record by the undersigned on August 11, 2014 at the annual meeting of shareholders held on Wednesday, October 8, 2014, or any adjournment thereof, in the manner indicated below upon matters set forth in the accompanying Proxy Statement and, in the judgment and discretion of the Proxies, upon such other business as may properly come before the meeting.

			Mark here if you plan to attend the meeting.		☐
			Mark here for address change.		☐

Comments:

FOLD HERE - PLEASE DO NOT DETACH - PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

X	PLEASE MARK VOTES AS IN THIS EXAMPLE

		For Withheld For All Except			For Against Abstain
1.	ELECTION OF ALL DIRECTOR NOMINEES listed below (except as marked to the contrary below):	☐ ☐ ☐	2.	PROPOSAL TO RATIFY THE SELECTION OF DELIOTTE & TOUCHE LLP as the independent registered public accounting firm of the corporation.	☐ ☐ ☐
	Director nominees:				For Against Abstain
	Nancy Y. Bekavak, Karen J. Curtin, Theodore E. Guth, Daniel Greenberg, Joseph J. Kearns, and James S. Pignatelli		3.	VOTE ON THE ADVISORY, NON-BINDING RESOLUTION APPROVING THE COMPENSATION of the corporation's names executive officers.	☐ ☐ ☐
INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's name in the space provided below.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted (i) "for" the six nominees for directors set forth in proposal 1, (ii) "for" proposal 2, and (iii) "for" proposal 3.

When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	Please be sure to date and sign this proxy card in the box below.	Date
Sign below Co-holder (if any) sign below
Please sign above exactly as your name appears of record on your stock certificate(s). When shares are held by joint tenants, both should sign.